Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SPECTRUM PHARMACEUTICALS, INC.,

TALON THERAPEUTICS, INC.

and

EAGLE ACQUISITION MERGER SUB, INC.

July 16, 2013

TABLE OF CONTENTS

Page

	ARTICLE 1
	DEFINED TERMS AND INTERPRETATION
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere	10
1.3	Interpretation	11
	ARTICLE 2
	AUTHORIZATION; CLOSING DATE; DELIVERY
2.1	Authorization	12
2.2	Closing Date, Delivery	12
	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Organization and Qualification	13
3.2	Capitalization	13
3.3	Corporate Authority and Approval	15
3.4	No Conflict; Required Filings and Consents	15
3.5	Compliance with Laws; Permits	16
3.6	Regulatory Compliance	16
3.7	SEC Filings; Financial Statements	18
3.8	No Undisclosed Liabilities	19
3.9	Absence of Certain Changes or Events	20
3.10	Contracts	22
3.11	Litigation	24
3.12	Company Plans; Employees and Employment Practices	24
3.13	Labor and Employment Matters	26
3.14	Intellectual Property	27
3.15	Taxes	29
3.16	Environmental Matters	30
3.17	Real Property	31
3.18	Insurance	31
3.19	Certain Business Practices	32
3.20	Affiliate Transactions	32

i

3.21	Brokers	32
3.22	No Directed Selling Efforts or General Solicitation	32
3.23	No Integrated Offering	32
3.24	Private Placement	33
3.25	Disclaimer of Other Representations and Warranties	33
	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
4.1	Organization and Qualification	33
4.2	Authorization	33
4.3	Ownership of Purchaser; No Prior Activities	34
4.4	Sufficiency of Funds	34
4.5	Investment Experience	34
4.6	Investment Intent	34
4.7	Brokers	34
4.8	Management Agreements	34
4.9	Ownership of Company Common Stock	35
4.10	Disclaimer of Other Representations and Warranties	35
	ARTICLE 5
	MERGER
5.1	Merger	35
5.2	Payment Procedures	37
5.3	Dissenters’ Rights	39
	ARTICLE 6
	ADDITIONAL AGREEMENTS AND COVENANTS
6.1	Company Options	40
6.2	Employee Stock Purchase Plan	41
6.3	Company Warrants	41
6.4	Company Change of Control Plan	41
6.5	Withholding	42
6.6	Actions with Respect to the Investment Agreements and the Registration Rights Agreement	42
6.7	Employee Matters	42
6.8	Indemnification of Directors and Officers	43
6.9	Conduct of Business	45

ii

6.10	Termination of Executive Employment	45
6.11	Termination of 401(k) Plan	45
	ARTICLE 7
	RESTRICTIONS ON TRANSFERABILITY;
	COMPLIANCE WITH SECURITIES ACT
7.1	Securities Act Restrictions	46
7.2	Transfer of Securities	46
	ARTICLE 8
	MISCELLANEOUS
8.1	Non-Survival of Representations, Warranties and Covenants	46
8.2	Governing Law	47
8.3	Entire Agreement, Amendment and Waiver	47
8.4	Specific Performance	47
8.5	Notices, etc	47
8.6	Severability	48
8.7	Counterparts	48
8.8	Consent to Jurisdiction; Venue	49
8.9	Waiver of Jury Trial	49
8.10	Publicity	49
8.11	Further Assurances	49
8.12	No Third-Party Beneficiaries	49

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of July 16, 2013, by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Talon Therapeutics, Inc., a Delaware corporation (the “Company”), and Eagle Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”).

RECITALS

Whereas, Parent, Purchaser and certain securityholders of the Company have entered into that certain Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which Purchaser has acquired certain shares of common stock of the Company (the “Company Common Stock”) and warrants to purchase shares of Company Common Stock owned by the securityholders party to the Securities Purchase Agreement (the “Securities Purchase”);

Whereas, the intent is for Parent to contribute cash to Purchaser to fund Purchaser’s purchase of shares of Company Common Stock, however, for purposes of convenience, Parent will transfer funds directly to stockholders and to the Company on behalf of Purchaser;

Whereas, if Purchaser does not own at least 90% of the outstanding shares of Company Common Stock following the Securities Purchase, the Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from the Company, such number of additional shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser following the consummation of the transactions contemplated by the Securities Purchase Agreement, will result in Purchaser owning at least ninety percent (90%) of the outstanding shares of Company Common Stock;

Whereas, the Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

Whereas, contemporaneous with the acquisition of the securities under the Securities Purchase Agreement and the Shares (as hereinafter defined) under this Agreement, Purchaser intends to consummate a merger of itself with and into the Company (the “Merger”) in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”).

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINED TERMS AND INTERPRETATION

1.1           Certain Definitions. For purposes of this Agreement, the term:

(a)           “Affiliate” shall mean, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interests, by Contract or otherwise.

(b)           “Business Day” shall mean any day of the year on which national banking institutions in New York and California are open to the public for conducting business and are not required or authorized to be closed.

(c)           “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(d)           “Company Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended and as in effect as of the date of this Agreement.

(e)           “Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended, including the Series A-1 Certificate of Designation, Series A-2 Certificate of Designation and Series A-3 Certificate of Designation, each as in effect as of the date of this Agreement.

(f)           “Company Change of Control Plan” shall mean the Company’s Amended and Restated 2012 Change of Control Payment Plan established effective as of August 10, 2012, as amended prior to the date of this Agreement.

(g)           “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement.

(h)           “Company Financial Advisors” shall mean Houlihan Lokey Financial Advisors, Inc. and Goldman Sachs.

(i)           “Company Intellectual Property” shall mean Company Licensed Intellectual Property and Company Owned Intellectual Property collectively.

(j)           “Company Licensed Intellectual Property” shall mean Intellectual Property that is used by the Company or that is Intellectual Property that the Company exercises a right in pursuant to an Inbound License Agreement.

(k)           “Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company as of the date hereof.

(l)            “Company Material Adverse Effect” shall mean any effect, change, claim, event, development, state of facts, circumstance or occurrence (each an “Event”) that, individually or taken together with other Events, is or would reasonably be expected to be or to become materially adverse to, or has, or would reasonably be expected to have or result in, a material adverse effect on the assets, liabilities (whether matured or unmatured, absolute or contingent, or otherwise), business, results of operations or financial condition of the Company; provided that the following Events shall not constitute, either individually or in combination, a “Company Material Adverse Effect,” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) Events affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes in GAAP or in Law, including the rules, regulations and administrative policies of any Health Authority, or any interpretation thereof after the date hereof; (iii) Events relating to acts of God, calamities, terrorism, national political or social conditions including the engagement by any country in hostilities, or the escalation or worsening thereof; (iv) Events affecting the principal industry in which the Company conducts its business; (v) any failure, in and of itself, by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof; (vi) any change in the trading price or trading volume of Company Common Stock; (vii) any Events directly attributable to the announcement, pendency or consummation of the Merger or any of the other transactions contemplated by this Agreement (provided that the exceptions in this clause (vii) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the performance of obligations under this Agreement); or (viii) any Event directly resulting from compliance with the terms of this Agreement; provided, however, that Events set forth in clauses (i), (ii), (iii) and (iv) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such Events have a materially disproportionate impact on the Company relative to the other participants in the principal industry in which the Company conducts its businesses and then only to the extent of such disproportionality; provided, further, that the underlying causes of any Events set forth in clauses (v) and (vi) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(m)          “Company Option” shall mean any option to acquire Company Common Stock from the Company (whether granted pursuant to any Company Stock Plan, assumed by the Company or otherwise).

(n)           “Company Stock Plans” shall mean (a) the 2003 Stock Option Plan of the Company, as may be amended from time to time, (b) the 2004 Stock Incentive Plan of the Company, as amended from time to time and (c) the Company’s 2010 Equity Incentive Plan, as may be amended from time to time.

(o)           “Company Warrants” shall mean the Series A Warrants and Series B Warrants and the Roth Warrants.

(p)           “Continuing Employee” shall mean any Person who continues to be employed by the Surviving Corporation or any of its Affiliates or Subsidiaries immediately following the Effective Time.

(q)           “Contract” shall mean with respect to a Person any oral or written note, bond, mortgage, indenture, lease, sublease, license, sublicense, purchase order, contract, agreement, arrangement or other understanding or obligation that is legally binding on such Person.

(r)            “Covered Products” shall mean Marqibo® and Menadione Topical Lotion.

(s)           “CVR” shall mean a contingent value right representing the right to receive certain contingent cash payments in connection with the achievement of certain milestones as set forth in the CVR Agreement, and in accordance therewith.

(t)            “CVR Agreement” shall mean a Contingent Value Rights Agreement, in the form attached hereto as Exhibit A entered into concurrently with the execution of this Agreement among Parent, the Company and the CVR Rights Agent, subject to any reasonable revisions thereto requested by the CVR Rights Agent with respect to its obligations as CVR Rights Agent thereunder.

(u)           “CVR Rights Agent” shall mean Corporate Stock Transfer, Inc.

(v)           “Deerfield Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the same date herewith, by and among Parent, Deerfield Private Design Fund, L.P., Deerfield Special Situation Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P.

(w)           “Employee Stock Purchase Plan” means the Company 2006 Employee Stock Purchase Plan, as amended.

(x)           “Environmental Law” shall mean any Law relating to public health and safety, worker health and safety, pollution, exposure, contamination or cleanup, protection or restoration of the environment or natural resources, or the Release or threatened Release of any materials into the environment, including those related to Hazardous Materials or air emissions or wastewater discharges, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(y)           “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued by such Person.

(z)           “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)         “Exchange Agreement” shall mean the Exchange Agreement, dated as of the same date herewith, by and among Parent, the Company, Deerfield Private Design Fund, L.P., Deerfield Special Situation Fund, L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P.

(bb)         “Facility Agreement” shall mean the Facility Agreement, dated October 30, 2007, among the Company, Deerfield Private Design Fund, L.P., Deerfield Special Situations Fund L.P., Deerfield Special Situations Fund International Limited and Deerfield Private Design International, L.P., as amended by (i) the First Amendment to Facility Agreement, dated June 7, 2010, (ii) the Second Amendment to Facility Agreement, dated January 9, 2012 and (iii) the letter agreement, dated June 27, 2013.

(cc)         “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(dd)         “Good Clinical Practices” shall mean, with respect to the Company, statutory and regulatory requirements for clinical trials, including all applicable requirements relating to protection of human subjects, as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, 56 and 312), as amended from time to time, and all applicable requirements relating to protection of human subjects as are required by Governmental Entities in any other countries in which the Covered Products are sold or currently intended to be sold, to the extent such standards are not less stringent than in the United States.

(ee)         “Good Laboratory Practices” shall mean, with respect to the Company, requirements for conduct of non-clinical studies set forth in 21 C.F.R. Part 58 and like requirements of other Governmental Entities in any other countries in which such studies are conducted by or for the Company, to the extent such standards are not less stringent than in the United States.

(ff)         “Good Manufacturing Practices” shall mean, with respect to the Company, the then current standards for the manufacture, processing, packaging, testing, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Covered Products are sold or currently intended to be sold, to the extent such standards are not less stringent than in the United States.

(gg)         “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case of competent jurisdiction and with governmental authority to act with respect to the matter in question.

(hh)         “Hazardous Materials” shall mean any (i) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, culture, diagnostic specimen or regulated animal or medical waste, (ii) petroleum products, derivatives or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde foam insulation, toxic mold or fungi or polychlorinated biphenyls and (iii) other chemicals, substances, waste or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious or dangerous under applicable Environmental Law or for which liability or standards of conduct may be imposed pursuant to any applicable Environmental Law.

(ii)           “Health Authorities” shall mean the Governmental Entities which administer Health Laws including the FDA, the EMEA and other equivalent agencies.

(jj)           “Health Laws” shall mean any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, including Laws relating to Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the Public Health Service Act, as amended, in each case including the associated rules and regulations promulgated thereunder and their foreign equivalents.

(kk)         “Inbound License Agreement” shall mean an agreement entered into by the Company with a Third Party whereby the Company obtains a license right in some or all Company Licensed Intellectual Property.

(ll)           “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (i) all patents and patent applications, including provisional applications, together with any reissues, continuations, continuations-in-part, revisions, divisionals, and extensions thereof or foreign counterparts thereto, statutory invention registrations, invention disclosures and inventions; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin; all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) any database rights; (iv) all trade secrets, confidential business information, know-how, research and development data (including the results of research into and development of drug or biologic-based products and drug delivery systems), proprietary data in INDs or NDAs and other proprietary information (including technologies, systems, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, specifications, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) any works of authorship and copyrightable material, including any software (including source code, executable code, systems, networks tools, data, databases, firmware and related documentation).

(mm)       “Investigational New Drug Application” or “IND” shall mean an application submitted pursuant to FDCA 505(i) and described in 21 C.F.R. §312.23, and amendments and supplements thereto.

(nn)         “Investment Agreements” shall mean (A) the Investment Agreement dated June 7, 2010 among the Company and the Purchasers named therein, as amended by Amendment No. 1 to Investment Agreement, dated January 9, 2012, and (B) the Investment Agreement, dated January 9, 2012, among the Company and the Persons named therein, as amended by Amendment No. 1 to Investment Agreement, dated July 3, 2012.

(oo)         “IT Systems” shall mean all computer systems, hardware, networks, software, databases, operating systems, websites and links and equipment used to process, store, maintain and operate data, information and functions owned by the Company.

(pp)         “Knowledge” shall mean the actual knowledge of Steven R. Deitcher, MD, Craig W. Carlson, Thomas DeZao, Jeffrey A. Silverman, PhD and Thomas J. Tarlow, in each case after reasonable inquiry of their direct reports, and the knowledge such individuals would reasonably be expected to have given their respective titles, positions and day-to-day responsibilities with the Company.

(qq)         “Law” shall mean any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(rr)           “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

(ss)         “Leases” shall mean all written leases, subleases, licenses, concessions and other agreements pursuant to which the Company holds any Leased Real Property.

(tt)           “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(uu)         “New Drug Application” or “NDA” shall mean an application submitted pursuant to FDCA Section 505(b) and described in 21 C.F.R §310.50, and amendments and supplements thereto.

(vv)         “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(ww)       “Outbound License Agreement” shall mean a license agreement entered into between the Company and a Third Party where a Third Party obtains non-exclusive rights in Company Owned Intellectual Property.

(xx)          “Permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, or certification of any Governmental Entity, other than Regulatory Authorizations.

(yy)         “Permitted Encumbrances” shall mean: (i) Liens for Taxes not yet due and payable, (ii) mechanics Liens and similar Liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable or are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not materially impair the use of such real property in the operation of the business conducted thereon, (v) Liens with respect to leased equipment, (vi) Liens arising in the ordinary course of business consistent with past practice and (vii) landlord’s and other statutory Liens.

(zz)          “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(aaa)       “Products” with respect to any Person shall mean biological, pharmaceutical and drug candidates, compounds or products being researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by such Person, including, with respect to the Company, the Covered Products.

(bbb)      “Purchaser Financial Advisor” shall mean H.C. Wainwright & Co., LLC.

(ccc)       “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated June 7, 2010, among the Company and the Persons identified therein, as amended by Amendment No. 1 to Registration Rights Agreement, dated January 9, 2012.

(ddd)      “Regulatory Authorizations” shall mean any approvals, clearances, authorizations, registrations, certifications and licenses granted by any Health Authority, including of any INDs and NDAs.

(eee)      “Release” shall mean any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(fff)        “Representatives” shall mean, with respect to any Person, such Person’s controlled Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives acting on its behalf.

(ggg)      “Roth Warrants” shall mean (i) that certain warrant, dated June 7, 2010, of the Company to purchase shares of Company Common Stock and (ii) that certain warrant, dated December 31, 2011, of the Company to purchase shares of Company Common Stock, in each case that are outstanding as of the date of this Agreement.

(hhh)      “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(iii)          “SEC” shall mean the United States Securities and Exchange Commission.

(jjj)          “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kkk)       “Series A Warrants and Series B Warrants” shall mean (i) those certain Series A Warrants, dated October 8, 2009, of the Company to purchase shares of Company Common Stock and (ii) those certain Series B Warrants, dated October 8, 2009, of the Company to purchase shares of Company Common Stock, in each case that are outstanding as of the date of this Agreement.

(lll)          “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(mmm)     “Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, escheat or unclaimed property, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, sick pay, disability, registration and other taxes or other governmental charges and assessments in the nature of a tax, together with any additions to tax, penalties and interest imposed with respect thereto and any obligation to indemnify or assume or succeed to the Tax liability of any other Person.

(nnn)      “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(ooo)      “Third Party” shall mean any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than the Company, Purchaser and the respective controlling or controlled Affiliates of the foregoing.

(ppp)      “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

1.2           Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Action	3.11
Agreement	Preamble
Aggregate Consideration	2.2(b)
Book-Entry Shares	5.2(b)
Cash Portion	5.1(c)(iii)
Certificates	5.2(b)
Change of Control Payment	6.4
Change of Control Trigger Amount	6.4
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Common Stock	Recitals
Company ESPP Rights	6.2
Company Material Contract	3.10(a)
Company Plans	3.12(a)
Company Preferred Stock	3.2
Company Stock	3.2
Company SEC Filings	3.7
D&O Insurance	6.8(d)
DGCL	Recitals
Dissenting Shares	5.1(c)(iii)
Effective Time	5.1(a)
EMEA	3.5
Employee Optionholders	6.1(a)
Enforceability Exception	3.10(b)
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Fund	5.2(a)
FDA	3.5
In-the-Money Option	6.1(a)
Indemnified Parties	6.8(a)
IRS	3.12(b)
Material Leased Real Property	3.17
Material Real Property Leases	3.17
Merger	Recitals
Non-Plan Option	6.1(c)
Option Cash Payment	6.1(a)
Option FMV	6.1(a)
Paying Agent	5.2(a)

Term	Section
Per Share Merger Price	5.1(c)(iii)
Purchase Price	2.1
Purchaser	Preamble
Recent SEC Reports	3
Secretary of State	5.1(a)
Securities Act	Recitals
Securities Purchase	Recitals
Securities Purchase Agreement	Recitals
Series A-1 Preferred Stock	3.2
Series A-2 Preferred Stock	3.2
Series A-3 Preferred Stock	3.2
Shares	2.1
Share Purchase Price	2.1
Social Security Act	3.5(b)
Surviving Corporation	5.1(b)
Tail Period	6.8(d)
Takeover Provisions	3.3(b)

1.3           Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)            references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b)            references to any Person include references to such Person’s successors and permitted assigns;

(c)            words importing the singular include the plural and vice versa;

(d)            words importing one gender include the other gender;

(e)            references to the word “including” do not imply any limitation;

(f)            references to months are to calendar months;

(g)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)            references to “$” or “dollars” refer to U.S. dollars; and

(i)             a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE 2
AUTHORIZATION; CLOSING DATE; DELIVERY

2.1           Authorization. The Company has authorized the sale and issuance of 20,100,000 shares of Common Stock (the “Shares”), at a price per share of $0.37 (the “Per Share Purchase Price”). The aggregate purchase price for the Shares shall be referred to as the “Purchase Price.”

2.2           Closing Date, Delivery.

(a)            Closing Date. The Closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m. local time on the date hereof, subject to the condition that Purchaser and certain stockholders of the Company execute the Securities Purchase Agreement by and among such parties concurrent with the Closing and deliver executed copies thereof to the parties hereto. The date of the Closing is hereinafter referred to as the “Closing Date.”

(b)            Funding at Closing. At the Closing, Purchaser shall be capitalized by Parent with at least $20,076,099.51 (the “Aggregate Consideration”), which Parent shall cause Purchaser and the Surviving Corporation, as applicable, to apply as follows:

(i)             $20,100.00, representing the aggregate par value of the Shares, shall be paid to the Company at the Closing in exchange for such Shares.

(ii)            $1,242,327.79 shall be deposited with the Paying Agent at the Closing to fund the consideration payable in the Merger to the holders of Company Common Stock.

(iii)           $10,057,672.21 shall be paid at the Closing to certain securityholders of the Company pursuant to the terms of the Securities Purchase.

(iv)           $8,755,999.51 shall be paid or reserved for payment in accordance with the flow of funds memorandum on Schedule 2.2(b).

(c)            Delivery. At the Closing, the Company will deliver or cause to be delivered to Purchaser:

(i)            a certificate representing the Shares, registered in Purchaser’s name, in exchange for payment of the Purchase Price therefor by Purchaser by (A) wire transfer equal to the aggregate par value of such Shares in immediately available funds to the Company in accordance with the Company’s written wiring instructions delivered to Purchaser prior to the execution of this Agreement, and (B) a promissory note, executed jointly by Parent and Purchaser, having a principal amount equal to the balance of such Purchase Price. Any such promissory note shall be on the following terms: (1) the principal amount and accrued interest under the promissory note shall be payable upon the demand of the Company, (2) the unpaid principal amount of the promissory note will accrue simple interest at the per annum rate of three percent (3.0%), (3) the promissory note may be prepaid in whole or in part at any time and from time to time, without premium or penalty or prior notice, and (4) the unpaid principal amount and accrued interest under the promissory note shall immediately become due and payable in the event that (x) Parent or Purchaser fails to make any payment of interest on the promissory note as provided therein and such failure continues for a period of thirty (30) days or (y) Parent or Purchaser files or has filed against it any petition under any bankruptcy or insolvency law or makes a general assignment for the benefit of creditors; and

(ii)           a confirmation duly executed and delivered by each person or entity set forth on Schedule A setting forth all amounts due and owing to such persons by the Company for services through the Closing Date which, upon payment, will satisfy in full all obligations and amounts owing to such persons by the Company for services through the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule or (b) as expressly disclosed in the Company SEC Filings filed or furnished by the Company with the SEC (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive, cautionary or forward-looking in nature that are contained or referenced therein), in each case on or after December 31, 2012 and prior to the date hereof (the “Recent SEC Reports”) (it being understood that any information disclosed in any Recent SEC Report shall qualify a specific representation or warranty contained in this Article 3 only to the extent that it is reasonably apparent that such information would be expected to qualify such representation or warranty, and provided that the representations and warranties set forth in Section 3.2 shall not be qualified by any information disclosed in the Recent SEC Reports), the Company represents and warrants to Purchaser as follows:

3.1           Organization and Qualification. The Company is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Delaware. The Company has no subsidiaries. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.2           Capitalization.

(a)            The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value. As of July 1, 2013, there were (i) 22,147,199 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in the treasury of the Company, (iii) 11,122,358 shares of Company Common Stock issuable upon exercise of outstanding Company Options, of which 70,204 shares are issuable upon exercise of outstanding Company Options under the 2003 Plan, 573,457 shares are issuable upon exercise of outstanding Company Options under the 2004 Plan, 10,418,770 shares are issuable upon exercise of outstanding Company Options under the 2010 Plan, and 59,927 shares are issuable upon exercise of outstanding Company Options issued outside of any Company Plan, (iv) no shares of Company Common Stock issuable upon exercise of outstanding Company ESPP Rights, (v) 1,801,783 shares of Company Common Stock issuable upon exercise of the Company Warrants, (vi) 412,562 shares of Series A-1 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A-1 Preferred Stock”), issued and outstanding and 71,974,609 shares of Company Common Stock issuable upon conversion of the Series A-1 Preferred Stock, (vii) 137,156 shares of Series A-2 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A-2 Preferred Stock”), issued and outstanding and 51,825,807 shares of Company Common Stock issuable upon conversion of the Series A-2 Preferred Stock, (viii) 180,000 shares of Series A-3 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A-3 Preferred Stock”, together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), issued and outstanding and 54,838,939 shares of Company Common Stock issuable upon conversion of the Series A-3 Preferred Stock, and (ix) no other shares of preferred stock of the Company issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock issuable upon exercise or settlement of Company Options have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, or otherwise in accordance with the terms of the applicable award agreement, will be duly authorized, validly issued and fully paid and non-assessable.

(b)            Except with respect to Equity Interests set forth in Section 3.2(a) or pursuant to the Investment Agreements, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company. Section 3.2(b) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of the names of the holders, the number of shares of Company Common Stock, the date of grant, the exercise price and the vesting schedule for each outstanding Company Option. Except with respect to Equity Interests set forth in Section 3.2(a), there are no outstanding contractual obligations of the Company affecting the voting rights of, or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company may vote.

(c)            Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any Equity Interest in any Person. The Company has not entered into any Contract requiring it to contribute capital, loan money or otherwise provide funds or make investments in any other Person. Other than the Investment Agreements and Registration Rights Agreement, there are no shareholder agreements, voting trusts, proxies or other Contracts to which the Company is a party or by which it is bound relating to the voting or registration of any Equity Interests of the Company.

(d)            All outstanding shares of Company Common Stock and Company Preferred Stock, and all Company Options and other Equity Interests, have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Laws and (ii) all requirements set forth in applicable Contracts.

3.3           Corporate Authority and Approval

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exception.

(b)            The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. No other state anti-takeover statute or regulation applies to the transactions contemplated by this Agreement (collectively with Section 203 of the DGCL, “Takeover Provisions”).

(c)            issuance and delivery in accordance with this Agreement and payment therefor in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable. The issuance and delivery of the Shares is not subject to preemptive or any other similar rights of any individual or entity, and the Shares will be issued and delivered free and clear of any liens or encumbrances.

3.4           No Conflict; Required Filings and Consents.

(a)            The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the transactions contemplated hereby, including the issuance, sale and delivery of the Shares by the Company, will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws, (ii) assuming that all consents, approvals and authorizations described in Section 3.4(b) will have been obtained prior to the Closing Date and all filings and notifications described in Section 3.4(b) will have been made prior to the Closing Date, conflict with or violate any Law or Order applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Encumbrance) on any property or asset of the Company pursuant to, any Contract to which the Company is a party except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity by the Company except (i) for any consent, approval, authorization, filing or notification required under the Securities Act or the Exchange Act or (ii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.5           Compliance with Laws; Permits. Except with respect to regulatory matters (which are addressed exclusively in Section 3.6), benefits and employee practices matters (which are addressed exclusively in Section 3.12), labor matters (which are addressed exclusively in Section 3.13), intellectual property matters (which are addressed exclusively in Section 3.14), Tax matters (which are addressed exclusively in Section 3.15) and environmental matters (which are addressed exclusively in Section 3.16), (i) the Company is conducting, and since January 1, 2011, has conducted, its business in compliance in all material respects with all Laws applicable to the Company or by which any property or asset of the Company is bound, (ii) the Company holds all material Permits necessary for the Company to conduct its business as currently conducted and to own, lease and operate its properties and assets, and such Permits are in full force and effect, and (iii) since January 1, 2011, the Company has not received any written communication from any Governmental Entity that alleges that (x) the Company is not in compliance in all material respects with any material Permit, Law or Order applicable to the Company or (y) any investigation or review by any Governmental Entity is pending with respect to the Company or any of its properties or assets or that any such investigation or review is currently contemplated.

3.6           Regulatory Compliance.

(a)            Section 3.6(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Regulatory Authorizations from the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMEA”) and all other Health Authorities held by the Company, and there are no other Regulatory Authorizations required for the Company or the Covered Products in connection with the conduct of the Company’s business as currently conducted. All such Regulatory Authorizations held by the Company are, in all material respects, (i) in full force and effect, (ii) validly registered and on file with applicable Health Authorities, (iii) in compliance with all formal filing and maintenance requirements and (iv) in good standing, valid and enforceable. Except as set forth on Section 3.6(a) of the Company Disclosure Schedule, there are no INDs, NDAs or material Regulatory Authorizations in any country held by any Third Party related to any of the Covered Products. The Company has filed all notices and responses to notices, supplemental applications, reports (including adverse experience reports) and other information with the FDA, EMEA and, to the Knowledge of the Company, all other applicable Health Authorities required to be filed by the Company.

(b)            (i) Each Covered Product that is or has been researched, developed, manufactured, supplied, promoted, tested, distributed, marketed, licensed, commercialized or sold by the Company is in compliance in all material respects with all applicable Health Laws, (ii) the Company has not received any written notice from any Health Authority (A) placing on “clinical hold” any Product of the Company (which Product is the subject of an active IND) that remains unresolved or (B) alleging any material violation of any Health Law with respect to any Covered Product and (iii) there are no investigations, suits, claims, actions or proceedings by or before any Governmental Entity against the Company relating to or arising under (A) Health Laws, (B) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws or (C) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

(c)            All preclinical studies and clinical trials being conducted with respect to each Covered Product by or at the direction of the Company have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable regulations that relate to the conduct of clinical studies, and the Company has not received any written notifications from any institutional review board threatening to suspend any such preclinical study or clinical trial.

(d)            The manufacture of any Covered Products by the Company or, to the Knowledge of the Company, any Third Party on behalf of the Company, is being conducted in material compliance with the applicable requirements of current Good Manufacturing Practices. In addition, the Company is in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Laws and Orders. To the Knowledge of the Company, no Covered Product sold by the Company or held in inventory by the Company has been adulterated or misbranded. With respect to the Covered Products, (i) all labeling is in compliance in all material respects with FDA, EMEA and other Health Authority requirements, and (ii) all advertising and promotional materials of the Company are in compliance in all material respects with FDA, EMEA and other applicable Health Authority requirements.

(e)            Neither the Company nor any Representative of the Company has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Health Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Laws.

3.7           SEC Filings; Financial Statements.

(a)            Company SEC Filings. The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2011 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)            Financial Statements.

(i)             Each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations, changes in stockholders equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments). The books and records of the Company have been maintained in all material respects in a manner that permits the Company to prepare its financial statements in conformity with GAAP.

(ii)            The Company is not a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Filings.

(iii)           Without limiting the generality of Section 3.7(b)(i), since January 1, 2011, (i) BDO USA, LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness or manner of the filing of the certification required by the Sarbanes-Oxley Act and made by the Company’s principal executive officer and principal financial officer and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Filing.

(iv)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

(c)            Internal Controls.

(i)             The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP. Since January 1, 2011, the Company’s principal executive officer and its principal financial officer have disclosed, based on their then most recent quarterly evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ii)            The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed by the Company under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure.

3.8           No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after December 31, 2012 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s balance sheet for the year ended December 31, 2012 included in the Company Financial Statements in the Company SEC Filings prior to the date hereof, or (c) that were not, individually or in the aggregate, material to the Company.

3.9           Absence of Certain Changes or Events.

(a)            Since January 1, 2013, (A) the Company has conducted its businesses in the ordinary course consistent with past practice and (B) the Company has not, except as set forth in Section 3.9(a) of the Company Disclosure Schedule, directly or indirectly, taken any of the following actions:

(i)             amended or otherwise changed the Company Certificate of Incorporation or the Company Bylaws;

(ii)            issued, delivered, sold, pledged, transferred, encumbered or otherwise disposed of, or authorized, proposed or agreed to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than pursuant to the exercise or settlement of Company Options, Company ESPP Rights or Company Warrants or upon the conversion of Company Preferred Stock);

(iii)           declared, set aside, established a record date for, made or paid any dividend or other distribution (whether payable in cash, Equity Interests, property or a combination thereof) with respect to any of its Equity Interests;

(iv)           reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired or offered to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, Company ESPP Rights or Company Warrants or the conversion of Company Preferred Stock;

(v)            acquired (including by merger, consolidation or acquisition of Equity Interests or assets) any Person or any division thereof, or made any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $100,000 individually, or $250,000 for all such transactions by the Company in the aggregate;

(vi)           redeemed, repurchased, prepaid, defeased, canceled, incurred or otherwise acquired, or modified the terms of, any indebtedness for borrowed money, other than the incurrence of indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money;

(vii)          granted any Lien on any of its assets other than Permitted Encumbrances;

(viii)        (A) entered into or materially amended or modified (other than extensions at the end of a term in the ordinary course of business) any Company Material Contract, or terminated any such Contract other than in the ordinary course of business, or (B) waived any term of or any material default under, or released, settled or compromised any material claim against the Company or liability or obligation owing to the Company under, any Company Material Contract;

(ix)            sold, transferred, leased, subleased, exclusively licensed, assigned, abandoned or otherwise disposed of any assets, rights or properties of the Company having a current value in excess of $100,000 individually or $250,000 in the aggregate or any material Company Intellectual Property, other than, in each case, sales of inventory or surplus equipment in the ordinary course of business;

(x)             authorized, or made any commitment with respect to, any single capital expenditure in excess of $100,000 or capital expenditures in excess of $250,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2013 previously made available to Purchaser;

(xi)            entered into any new line of business outside of its existing business segments;

(xii)           (A) except to the extent required by applicable Law or any existing Company Plan, granted or announced any stock option, equity or incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by the Company (i) to any executive officers or directors of the Company or (ii) other than in the ordinary course of business consistent with past practice, to any other employees, managers or other service providers of or to the Company, (B) hired any new executive officer of the Company, unless such hiring is in the ordinary course of business consistent with past practice or to replace a Company executive officer who terminated employment, (C) except to the extent required by applicable Law or any existing Company Plan, paid or agreed to pay any pension, retirement allowance, termination or severance pay, or bonus to any employee, officer, director, manager, equity holder or other service provider of or to the Company except for agreements with newly hired employees in the ordinary course of business consistent with past practice, (D) except to the extent required by applicable Law or any existing Company Plan, entered into or amended any Contracts of employment or any consulting, bonus, change in control, severance, retention, retirement or similar Contract, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $100,000 in the aggregate for any such employee, or (E) except as required to ensure that any Company Plan remains in compliance with applicable Law, entered into or adopted any new, or materially increase benefits under any existing, Company Plan or any collective bargaining agreement;

(xiii)          paid, discharged, settled or satisfied any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $100,000 individually or $250,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or incurred since the date of such financial statements in the ordinary course of business;

(xiv)         except as may be required by GAAP or as a result of a change in Law, made any material change in accounting principles, policies, practices, procedures or methods;

(xv)        changed any material method of Tax accounting, made or changed any material Tax election, filed any material amended Tax Return, settled or compromised any material Tax liability, claim or assessment, agreed to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, entered into any material closing agreement, or surrendered any right to claim a material Tax refund;

(xvi)       settled, released, waived or compromised any pending or threatened Action against the Company (A) for an amount in excess of $100,000 individually or $250,000 in the aggregate, (B) entailing the incurrence of any obligation or liability of the Company in excess of such amount or obligations that would impose any material restrictions on the business or operations of the Company or the use of any Company Intellectual Property, or (C) brought by any current, former or purported holder of any Equity Interests relating to the transactions contemplated by this Agreement;

(xvii)      adopted or entered into a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or other reorganization of the Company; or

(xviii)     entered into any agreement or arrangement to take any of the foregoing actions.

(b)           Since January 1, 2013, no event has occurred which would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

3.10         Contracts.

(a)           Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule and for any Contracts that are listed as an exhibit to a Company SEC Filing and that have been filed with the SEC, the Company is not a party to or bound by any Contract (other than a Material Real Property Lease) that, in each case:

(i)            is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company;

(ii)           relates to any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract relating to indebtedness for borrowed money or deferred payment (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(iii)         required in the past fiscal year or is reasonably likely to require in the current fiscal year either (A) annual payments from Third Parties to the Company of at least $100,000 in the aggregate or (B) annual payments from the Company to Third Parties of at least $100,000 in the aggregate;

(iv)         relates to any acquisition by the Company of a business or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company has continuing indemnification or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $100,000;

(v)           is a Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company (other than the Company), on the other hand, other than employment, indemnification, stock option or similar Contracts entered into in the ordinary course of business;

(vi)          (A) involves any employees of the Company (other than executive officers (as such term is defined in the Exchange Act)) and (x) creates severance, stock, stock option or any similar obligations for the Company (other than pursuant to Company Plans or Company Stock Plans), or (y) requires payment of total annual compensation in excess of $100,000 (excluding any “at will” employment Contracts) or (B) involves any individual consultants and requires payment by its terms of total annual compensation in excess of $100,000;

(vii)         provides for exclusivity or any similar requirement or pursuant to which the Company is restricted with respect to the research, development, manufacturing, supply, promotion, testing, distribution, marketing, licensing, commercializing or sale of any Covered Product;

(viii)        contains any covenant granting “most favored nation” status with respect to any Covered Product;

(ix)          provides for the grant of a material license or receipt of a material license or grant of other material right with respect to Company Intellectual Property which is material to the Company (except for receipt of a license to commercially available off-the-shelf software with a replacement cost and/or annual license fees of less than $100,000);

(x)          provides for indemnification by the Company of any Person, except for any such Contract that is not material to the Company, entered into in the ordinary course of business consistent with past practice, or a license by the Company of any Intellectual Property rights entered into in the ordinary course of business consistent with past practice;

(xi)           is a settlement, conciliation or similar agreement (x) with any Governmental Entity or (y) which would require the Company to pay consideration of more than $100,000 after the date of this Agreement; or

(xii)          is otherwise material to the Covered Products or material to any material Company Intellectual Property related to the Covered Products; or

(xiii)         contains any covenant that (A) limits the ability of the Company to engage in any line of business or to compete with any Person or operate at any location, (B) could require the disposition of any material assets or line of business of the Company, or (C) prohibits or limits the right of the Company to research, develop, manufacture, supply, promote, test, distribute, market, license, commercialize or sell any Covered Products or use, transfer, license, distribute or enforce any Company Intellectual Property, in each case, with respect to this clause (C), which is material to the Company.

Each Contract of the type described in Sections 3.10(a)(i) through (xiii) and each Contract that is listed as an exhibit to a Company SEC Filing is referred to herein as a “Company Material Contract.” The Company has made available to Purchaser prior to the date of this Agreement a complete and correct copy of each Company Material Contract.

(b)           Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (y) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief, other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought (clause (x) and (y) collectively, the “Enforceability Exception”), (ii) to the Knowledge of the Company, each Company Material Contract is a valid and binding obligation of the counterparty thereto, enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) the Company is not, and, to the Company’s Knowledge, no counterparty is, in breach or violation of, or default under, any Company Material Contract, (iv) to the Company’s Knowledge, the Company has not received any written claim of default under any Company Material Contract, and (v) to the Company’s Knowledge, the Company has not received any written notice from any Third Party to any Company Material Contract that such Third Party intends to terminate, or not renew, any Company Material Contract.

3.11         Litigation. (a) There is no legal, administrative, arbitral or other suit, formal claim or charge, enforcement action, grievance, mediation, proceeding or formal investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or its assets or properties, and (b) none of the Company or any of its respective assets or properties, is subject to or bound by any outstanding Order. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) no product liability claims have been asserted in writing against the Company or, to the Knowledge of the Company, any Company Partner relating to the Covered Products, and (ii) to the Knowledge of the Company, there is no Order outstanding against the Company or any Company Partner relating to any of the Covered Products, in each case, relating to product liability claims or assessments.

3.12         Company Plans; Employees and Employment Practices.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other material medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other cash or equity-related incentive compensation, disability, salary continuation, severance, change in control, retention, retirement, pension, deferred compensation, fringe benefit, welfare benefit, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements, policies, trust funds or arrangements (i) established, maintained, sponsored or contributed to by the Company or (ii) with respect to which the Company or any Person that, at any relevant time, could be treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any material liability (each, a “Company Plan,” and, collectively, the “Company Plans”).

(b)           With respect to each Company Plan, the Company has made available to Purchaser (as applicable): (i) copies of all documents setting forth the terms thereof, including all amendments thereto, (ii) all related trust documents, (iii) the most recent annual report (Form Series 5500) and all applicable schedules and attachments, (iv) the most recent actuarial reports, (v) the most recent summary plan description, (vi) the most recent compliance and nondiscrimination testing reports, (vii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, (viii) all material correspondence with a Governmental Entity and (ix) any other material documents pursuant to which such Company Plan is administered or funded.

(c)           None of the Company Plans is, nor has the Company or any ERISA Affiliate ever sponsored, maintained or contributed to: (i) any defined benefit pension plan or any plan, program or arrangement subject to Title IV of ERISA or the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of Code or Section 210 of ERISA), (iv) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or (v) any employee benefit plan, program, agreement or arrangement that provides for post-employment or post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code or similar Law for which the covered individual pays the full cost of coverage).

(d)           Each Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e)           Each Company Plan has been established, funded, maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. The Company has performed all obligations required to be performed by it under the Company Plans and is not in default under, or in violation of, any Company Plan. With respect to each Company Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code or Sections 406 and 407 of ERISA), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan, and (iii) no Action with respect to a Company Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and the Company has no Knowledge of any circumstances that could give rise to any such Action.

(f)           With respect to each Company Plan, (i) all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code in all material respects; and (ii) all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued. Section 3.12(f) of the Company Disclosure Schedule sets forth an estimate of claims not yet outstanding but known by the Company to exist.

(g)           (i) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, will not give rise to any liability under any Company Plan or otherwise, including any liability for severance pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, manager, equityholder or other service provider of the Company (whether current, former or retired) or their beneficiaries and (ii) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, manager, equityholder or other service provider of the Company under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h)           All Company Plans subject to Section 409A of the Code have been operated in accordance, and documented to conform, with Section 409A of the Code based upon a reasonable good faith interpretation of Section 409A of the Code and the regulations and other guidance promulgated thereunder. To the Knowledge of the Company, nothing has occurred, whether by action, failure to act, or content of any applicable agreement, that caused or could cause the imposition of any Tax as a result of the application of Section 409A.

(i)           With respect to each Company Plan, all summary plan descriptions, summaries of material modifications and all required notices and disclosures comply with ERISA, the Code and all other applicable Laws and have been provided to applicable employees and participants in accordance with ERISA, the Code and all other applicable Laws.

3.13         Labor and Employment Matters. The Company is not a party to or bound by any collective bargaining agreement or other relationship with any labor union or similar representative of employees. (a) There is no ongoing, or, to the Knowledge of the Company, threatened, strike, slowdown, work stoppage, or other material labor dispute, and no such disputes have occurred since January 1, 2011; and (b) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company no such activities have occurred since January 1, 2011. Except as would not have a Company Material Adverse Effect, (i) the Company has not engaged in any unfair labor practices within the meaning of the United States National Labor Relations Act, as amended, and (ii) the Company is, and since January 1, 2011 has remained, in compliance with all labor, employment and workplace-related Laws. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company by or on behalf of any current or former director, officer or employee relating to labor, wages, hours, benefits, employment discrimination, sexual or other harassment, wrongful termination, immigration, occupational safety and health, or other employment-related matters at the Company, other than such Actions that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company by or on behalf of any current or former independent contractors relating to the compensation paid to such independent contractors or the individual’s or entity’s legal status or classification as an independent contractor, other than such Actions that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect. Since January 1, 2011, the Company has not implemented any plant closing or layoff of employees that at the time thereof implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance.

3.14         Intellectual Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all registered Company Owned Intellectual Property, including (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) internet domain names and registrations therefor.

(b)           Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, (i) the Company exclusively owns all Company Owned Intellectual Property free and clear of all Liens (other than Permitted Encumbrances) and has not granted any exclusive licenses to Company Owned Intellectual Property and Company is entitled to use the Company Owned Intellectual Property to conduct the business of the Company as it is currently being conducted; (ii) the Company Owned Intellectual Property and Company Licensed Intellectual Property include all Intellectual Property used by the Company and necessary to conduct the business of the Company as it is currently being conducted; (ii) the Company has not received from any Third Party any written notice of infringement or misappropriation of such Third Party’s Intellectual Property rights or any written claim alleging any such infringement or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of such Third Party) in connection with the Covered Products or the operation of the Company’s business and no such claim is pending or threatened, and, to the Knowledge of the Company, the Company has not infringed upon or misappropriated, and neither the Covered Products nor the conduct of the Company’s business as currently conducted infringes or misappropriates, any Intellectual Property of any Third Party except for matters that, individually or in the aggregate, would not be material to the Company; (iii) the Company has not received any written notice of any claim challenging the validity, registrability or enforceability of any Company Intellectual Property, and no such claim is pending or, to the Knowledge of the Company, threatened; and (iv) no Third Party is, to the Knowledge of the Company, infringing or suspected by Company of infringing any of Company’s Intellectual Property rights in Company Owned Intellectual Property. The transactions contemplated by this Agreement will not impair the right, title or interest of the Company in or to any Company Intellectual Property, and all material Company Licensed Intellectual Property licensed by the Company shall continue to be licensed to the Company on the same terms immediately following the consummation of the transactions contemplated by this Agreement. The Company Owned Intellectual Property is not subject to any outstanding Order restricting any use thereof.

(c)           All registered Company Owned Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable and has not been adjudged invalid or unenforceable in whole or in part. No material registered Company Owned Intellectual Property has expired, been canceled or abandoned, and all applicable application, registration and maintenance fees due prior to the date hereof regarding any material registered Company Owned Intellectual Property have been paid in a timely manner. Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, no actions or proceedings including any proceedings before the United States Patent and Trademark Office are outstanding or are in progress that may restrict Company’s rights in registered Company Owned Intellectual Property.

(d)           The Company has taken actions reasonably necessary to maintain and protect each item of Company Owned Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information. All present employees and independent contractors of, and consultants to, the Company, and to the Knowledge of the Company, all past employees and independent contractors of, and consultants to, the Company have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and assign to the Company all Intellectual Property and rights in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her or its employment or other relationship with the Company without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

(e)           Section 3.14(e) of the Company Disclosure Schedule sets forth a list of all material Outbound License Agreements. All material Outbound License Agreements were entered into by the Company in the ordinary course of business, are non-exclusive license agreements and except as set forth on Section 3.14(e) of the Company Disclosure Schedule, no Third Party is in breach or alleged by the Company to be in breach of any Outbound License Agreements.

(f)           Section 3.14(f) of the Company Disclosure Schedule sets forth a list of all material Inbound License Agreements. The Company is not in breach of any material Inbound License Agreements and has not received any notice alleging any breach by the Company of any material Inbound License Agreements. To the Knowledge of Company, (i) no exercise by the Company of its rights under any material Inbound License Agreement will infringe the Intellectual Property Rights of any Third Party, (ii) no Company Licensed Intellectual Property is invalid or unenforceable in whole or in part and (iii) no allegation has been made that any Company Licensed Intellectual Property is invalid or unenforceable.

(g)           The Company owns or has a valid right to access and use all IT Systems. The Company has taken all reasonable steps in accordance with industry standards to secure its IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of its IT Systems.

3.15         Taxes.

(a)           All Tax Returns required to be filed by the Company for all taxable periods ending on or before the date hereof have been timely filed, subject to extensions that have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes, or may be required to file any Tax Returns, in such jurisdiction, and there is no basis for any such claim to be made. There are no liens for Taxes upon any asset of the Company, other than Permitted Encumbrances.

(b)           All material Taxes of the Company due and payable (whether or not shown or required to be shown on any Tax Return) have been timely paid.

(c)           No deficiencies for Taxes have been proposed or assessed in writing against the Company by any Governmental Entity which deficiencies remain unpaid or unresolved. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, dispute, investigation or proceeding with respect to a Tax Return or Tax liability of the Company. The Company has not waived any statute of limitations in respect of Taxes which waiver remains in effect or agreed to any extension of time with respect to the assessment or collection of any Taxes or the filing of any Tax Return which Taxes or Tax Returns have not been paid or filed, as applicable.

(d)           The Company has duly and timely withheld and, to the extent required by applicable Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, manager, independent contractor, creditor, equityholder or other Person, and has complied with all applicable reporting and recordkeeping requirements. The Company has at all times properly classified each provider of services to the Company as an employee or independent contractor for Tax purposes.

(e)           There are no Liens upon any property or assets of the Company for Taxes, except for Liens for Taxes not yet due and payable.

(f)            The Company (i) is not nor has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has no liability for Taxes of any person (other than the Company) arising from the application of Treasury Regulation section 1.1502-6, or any analogous provision of state, local or foreign Law, or as a transferee or successor and (iii) is not, nor ever has been, a party to any agreement for the sharing, indemnification or allocation of any Taxes.

(g)           The Company has not made any payments, nor been a party to any agreement, contract, arrangement or plan (including any employee plan) that could result in it making or causing to be made payments, that were not or would not be deductible under Code Sections 162 or 404 or that were or could be required to be included in the gross income of any person under Code Section 409A. All stock options granted by the Company after October 3, 2004 or which vest or vested (in whole or in part) after December 31, 2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such option was granted and any stock option exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(h)           The Company is not a party to any agreement, plan, contract or arrangement that could result, upon consummation of the transactions contemplated hereby (alone or together with any other event that standing alone, would not by itself trigger such payment), in the payment or series of payments of any “excess parachute payments” within the meaning of Code Section 280G. No person has a right to any gross up or indemnification from the Company for any penalties or Taxes imposed in connection with any employee plan, including as a result of Code Sections 409A, 280G or 4999.

(i)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) ”closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) pursuant to Section 481(a) of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law); or (vi) any election under Section 108(i) of the Code made on or before the Closing Date.

(j)            The Company has not engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

3.16         Environmental Matters. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, since January 1, 2011: (a) the Company is and has been in compliance with all applicable Environmental Laws; (b) the Company has obtained, maintains, and is and has been in compliance with all Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operations of the Leased Real Property; (c) the Company has not received any written notice, claim, report, or other information from any Governmental Entity alleging that the Company is in violation of any Environmental Laws, or that the Company has any liabilities or potential liabilities arising under Environmental Laws; (d) the Company is not subject to any Action or Order relating to any Environmental Laws or any Hazardous Material; (e) the Company is not subject to any Action or Order relating to any Environmental Laws or any Hazardous Material; (f) none of the Leased Real Property is subject to a Lien or an activity or use limitation issued pursuant to any Environmental Law; (g) the Company is not undertaking nor is the Company responsible for, and has not completed, either individually or together with any other Person, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to an Order or the requirements of any Environmental Laws; (h) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or Released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, so as to have given rise to liabilities under Environmental Laws or, to the Knowledge of the Company, so as would reasonably be expected to give rise to liability under Environmental Law; (i) the Company has not assumed, undertaken or provided an indemnity with respect to, or, to the Knowledge of the Company, otherwise become subject to, any liability of any other Person relating to Environmental Laws or relating to any Hazardous Material; (j) the Company has not designed, manufactured, sold, marketed, commercialized or distributed any product or item containing asbestos, silica, mercury, or other Hazardous Materials in violation of Environmental Law or so as to have given rise to or, to the Knowledge of the Company, as would reasonably be expected to give rise to liability under Environmental Law; and (k) neither the Company nor, to the Knowledge of the Company, any counterparty has received any written notice or claim alleging that the Company or any counterparty is in breach of, default of, violation of, or has failed to perform any of the requirements of any terms, conditions or provisions relating to Environmental Laws or Hazardous Substances in any Contract to which the Company is a party and, to the Knowledge of the Company, each such Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exceptions.

3.17         Real Property. The Company does not own any real property. Section 3.17 of the Company Disclosure Schedule sets forth the address of each Leased Real Property material to the Company (the “Material Leased Real Property”), and a complete and correct list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Material Leased Real Property (including the date and name of the parties to such Lease) (the “Material Real Property Leases”). Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, with respect to each of the Material Real Property Leases: (a) such Material Real Property Lease is valid and binding and enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, (b) the Company’s possession and quiet enjoyment of the Material Leased Real Property under such Material Real Property Lease has not been disturbed and, to the Knowledge of the Company, there are no written disputes with respect to such Material Real Property Lease, (c) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Material Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, and (d) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Material Leased Real Property or any portion thereof.

3.18         Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect), and (b) the Company is not in breach or default of any of the insurance policies (including any breach or default with respect to the payment of premiums), and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default of the insurance policies. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

3.19         Certain Business Practices. Neither the Company nor any of its directors, employees or officers, and to the Knowledge of the Company, no Representative of the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any official or employee of a foreign or domestic Governmental Body, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to any official or employee of a foreign or domestic Governmental Entity to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law. The Company has established and maintains a compliance program, internal controls and procedures appropriate for compliance with the Anti-Bribery Laws.

3.20         Affiliate Transactions. Since January 1, 2011, there have been no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

3.21         Brokers. Other than the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.22         No Directed Selling Efforts or General Solicitation. Neither the Company nor any individual or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

3.23         No Integrated Offering. Neither the Company nor any individual or entity acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

3.24         Private Placement. Assuming the accuracy of the representations of Purchaser hereunder, the offer and sale of the Shares to Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.

3.25         Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 of this Agreement neither Purchaser nor any Purchaser Representative or Affiliate of Purchaser makes, or has made, any representation or warranty relating to Purchaser or the business of Purchaser or otherwise in connection with the transactions contemplated herein, and the Company is not relying on any representation or warranty except for those expressly set forth in Article 4 of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser each hereby represents and warrants to the Company:

4.1           Organization and Qualification. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation, duly organized and validly existing under the Laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Purchaser is duly qualified or licensed to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair, impede, interfere with or delay the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement. Parent has made available to the Company correct and complete copies of the certificate of incorporation and bylaws of Purchaser.

4.2          Authorization. Each of Parent and Purchaser has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and the CVR Agreement, to purchase the Shares to be purchased by it, and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement and the CVR Agreement by Parent and Purchaser do not, and the performance of this Agreement and the CVR Agreement and the compliance with the provisions hereof and thereof, including the purchase of the Shares and the Merger, will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the certificate of incorporation or the bylaws of Parent or Purchaser, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other material agreement or instrument to which Parent or Purchaser is a party or to which its properties are subject.

4.3           Ownership of Purchaser; No Prior Activities. Parent owns one hundred percent (100%) of the issued and outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred prior to the Closing, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.4           Sufficiency of Funds. As of the date hereof, Parent has sufficient cash or other sources of immediately available funds to consummate the Merger on the terms contemplated by this Agreement, and to pay all amounts payable by Parent, Purchaser or the Surviving Corporation under Section 2.2 of this Agreement.

4.5           Investment Experience. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Purchaser is familiar with the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser has such business and financial experience as is required so as to be able to evaluate the risks and merits of its investment in the Company.

4.6           Investment Intent. Purchaser is purchasing the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

4.7           Brokers. Other than the Purchaser Financial Advisor, the fees and expenses of which will be paid by Purchaser and/or Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.8          Management Agreements. As of the date hereof, other than the Securities Purchase Agreement, the CVR Agreement, the Exchange Agreement and the Deerfield Registration Rights Agreement, there are no Contracts, undertakings, commitments, or obligations or understandings between Parent or Purchaser or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors of the Company or any Affiliate of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

4.9           Ownership of Company Common Stock. As of the date hereof, other than the shares of Company Common Stock purchased pursuant to this Agreement or the Securities Purchase Agreement, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or other equity interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other equity interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

4.10          Disclaimer of Other Representations and Warranties. Parent and Purchaser acknowledge and agree that, except for the representations and warranties expressly set forth in Article 3 of this Agreement neither the Company, nor any of its representatives or Affiliates makes, or has made, any representation or warranty relating to the Company or the business of the Company or otherwise in connection with the transactions contemplated herein, and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in Article 3 of this Agreement.

ARTICLE 5
MERGER

5.1           Merger.

(a)           Purchaser agrees to, and Parent agrees to cause Purchaser to, effect the Merger within one business day following the Closing in accordance with Section 253 of the DGCL by filing all necessary documentation, including by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with Section 253 of the DGCL. The Merger shall become effective at the time that the Certificate of Ownership and Merger is duly filed with the Secretary of State. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

(b)           At the Effective Time, (i) Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(c)           At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of Company Common Stock:

(i)            each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and from and after the Effective Time, all certificates representing the common stock of Purchaser shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with this sentence;

(ii)           all shares of Company Common Stock that are held by the Company as treasury shares and any shares of Company Common Stock owned by Purchaser, Parent, and any Subsidiary of Parent or Purchaser immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor;

(iii)          each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 5.1(c)(ii) above and other than shares for which the holder has demanded and perfected such holder’s right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”)) shall be converted into the right to receive (A) an amount in cash equal to the quotient obtained by dividing (1) $11,300,000 by (2) 201,447,114 (the “Cash Portion” and with the aggregate Cash Portion payable to each holder of Company Common Stock to be rounded down to the nearest cent) and (B) one CVR (together with the Cash Portion, the “Per Share Merger Price”), without interest; and

(iv)          each share of Company Common Stock converted in accordance with Section 5.1(c)(iii) above shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Per Share Merger Price to which they are entitled therefor. Certificates and Book-Entry Shares previously representing shares of Company Common Stock (other than any shares to be canceled in accordance with Section 5.1(c)(ii) above) shall be exchanged for the Per Share Merger Price payable for the shares previously represented thereby, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 5.2.

(d)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Dissenting Share shall not be converted into or represent a right to receive the Per Share Merger Price pursuant to Section 5.1(c)(iii) above, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by an individual or entity at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Per Share Merger Price pursuant to Section 5.1(c)(iii) above.

(e)           At the Effective Time, (i) the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended as set forth in the form attached to the Certificate of Ownership and Merger and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (ii) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable law.

(f)           The officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and the bylaws of the Surviving Corporation.

(g)           The directors set forth on Schedule 5.1(g) shall, from and after the Effective Time, be directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and the bylaws of the Surviving Corporation.

5.2           Payment Procedures.

(a)           CVR Rights Agent and Paying Agent. Prior to the Effective Time, Parent and the Company shall, and Parent shall cause the CVR Rights Agent to, authorize, execute and deliver the CVR Agreement. Prior to the Effective Time, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall, or shall cause Purchaser to, deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 5, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Cash Portion of the Per Share Merger Price payable to the holders of all outstanding shares of Company Common Stock (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that: (a) no such investment or any losses thereon shall affect the aggregate Per Share Merger Price payable to the holders of Company Common Stock and following any losses Parent shall, or shall cause Purchaser to, promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses and (b) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. The Exchange Fund shall not be used for any other purpose. Parent shall not be required to deposit any of the funds related to any CVR with the CVR Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

(b)     Exchange Procedures. Promptly following the Effective Time (but in no event later than ten (10) days following the Effective Time) Parent shall cause the Paying Agent to mail to each registered holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Per Share Merger Price to which such holder is entitled. Upon surrender of Certificates (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holders of such Certificates or Book-Entry Shares shall (A) be entitled to receive, and the Paying Agent shall (and Parent shall cause the Paying Agent to), in exchange therefor, transfer from the Exchange Fund to each such holder the Cash Portion of the Per Share Merger Price such holder has the right to receive pursuant to Section 5.1(c)(iii) hereof, and (B) be identified by Parent, or caused to be identified by Parent, in the register maintained by the CVR Rights Agent for the purpose of identifying the holders of CVRs pursuant to the terms of the CVR Agreement, as the holder of that number of CVRs such holder has the right to receive pursuant hereto, in accordance with the CVR Agreement, and the Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled.

No interest will be paid or accrued on the Per Share Merger Price payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Per Share Merger Price may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 5.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive for each share of Company Common Stock upon such surrender the Per Share Merger Price to which such share is entitled or the right to demand appraisal of Dissenting Shares pursuant to the DGCL.

(c)           Further Rights in Company Common Stock. The aggregate Per Share Merger Price paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the applicable shares of Company Common Stock and any and all rights to receive dividends or distributions with respect to the Company Common Stock declared from and after the Closing Date shall terminate.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 5 shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Price to which they are entitled, without any interest thereon. Purchaser shall pay all charges and expenses, including those of the Paying Agent and the CVR Rights Agent, in connection with the exchange of shares of Company Common Stock for the Per Share Merger Price.

(e)           No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock entitled to payment of the Per Share Merger Price under this Article 5 for any cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or other similar Law.

(f)            No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(g)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Paying Agent and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for each share represented by such lost, stolen or destroyed Certificate the applicable Per Share Merger Price for each such share without any interest thereon.

(h)           Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for transfer or any other reason shall be cancelled and each share represented thereby shall be exchanged for the Per Share Merger Price as provided in, and in accordance with, this Article 5.

5.3           Dissenters’ Rights. No later than ten days following the Effective Time, Parent shall cause the Surviving Corporation to deliver notice thereof to holders of Company Common Stock in compliance with Section 262 of the DGCL. Notwithstanding anything in this Agreement to the contrary, if any holder of Dissenting Shares shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Per Share Merger Price (except as provided in this Section 5.3) and shall entitle such holder of Dissenting Shares only to be paid the “fair value” of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such holder (a) withdraws (in accordance with Section 262(k) of the DGCL) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such holder shall be cancelled and converted into and represent solely the right to receive the Per Share Merger Price pursuant to Section 5.1(c)(iii). If any appraisal is made of Dissenting Shares, then the Purchase Price for the Shares shall be treated as if it were not paid to or received by the Company and the Shares issued pursuant to Section 2.1 shall be treated as if they were not issued or outstanding in connection with the determination of the “fair value” of the Dissenting Shares in accordance with the applicable provisions of the DGCL.

ARTICLE 6
ADDITIONAL AGREEMENTS AND COVENANTS

6.1           Company Options.

(a)           Treatment of Company Options Granted Under the Company’s 2004 Stock Incentive Plan. At the Effective Time, each outstanding Company Option that was granted under the Company’s 2004 Stock Incentive Plan with an exercise per share that is less than the fair market value per share of the Company’s common stock, as determined in good faith by the Company’s Board (such per share price, the “Option FMV” and such Company Option, an “In-the-Money Option”) shall be cancelled and the holders thereof will, in consideration of the cancellation of their Company Options, (i) be entitled to receive from the Surviving Corporation, and the Surviving Corporation shall cause to be delivered to such holders, a cash payment (the “Option Cash Payment”) in an amount equal to the product of (x) the number of shares of Company Common Stock provided for in such In-the-Money Option and (y) the excess of (A) the Option FMV over (B) the exercise price per share provided for in such In-the-Money Option, which Option Cash Payment shall be treated as compensation and shall be net of any applicable withholding Tax. Immediately prior to the Effective Time, each Company Option that was granted under the Company’s 2004 Stock Incentive Plan that is not an In-the-Money Option shall be canceled without any payment being made in respect thereof. The Surviving Corporation shall cause its payroll processor to pay the Option Cash Payments payable to holders who are current or former employees of the Company (“Employee Optionholders”) within two (2) Business Days following the Effective Time. The Surviving Corporation shall, or shall cause the Paying Agreement to, pay the Option Cash Payments payable to holders who are not Employee Optionholders.

(b)           Treatment of Company Options Granted Under the Company’s 2010 Equity Incentive Plan and the Company’s 2003 Stock Option Plan. The Company shall cause all outstanding Company Options to the extent not exercised that were granted under the Company’s 2010 Equity Incentive Plan or the Company’s 2003 Stock Option Plan to terminate and be cancelled and extinguished for no consideration, contingent upon and effective as of immediately prior to the Effective Time.

(c)           Treatment of Company Options Not Granted Pursuant to Any Company Stock Plan. As of the date hereof, the board of directors of the Company shall have adopted resolutions amending each outstanding Company Option that was not granted under any Company Stock Plan (each a “Non-Plan Option”) to be exercisable for, commencing from the Effective Time, a cash payment in an amount equal to the product of (x) the number of shares of Company Common Stock provided for in such Non-Plan Option and (y) the excess, if any, of (A) the Option FMV determined as of the Effective Time over (B) the exercise price per share provided for in such Non-Plan Option, which cash payment shall be treated as compensation and shall be net of any applicable withholding Tax. Additionally, except for the directors, officers and other employees of the Company set forth on Schedule 6.1(c), as of the date hereof, the Company shall have obtained a termination agreement in a form reasonably satisfactory to Purchaser with respect to each outstanding Non-Plan Option held by the Company’s directors, officers and other employees.

(d)           The Company shall cause the vesting and exercisability of all Company Options to be accelerated as of the date hereof. Prior to the date hereof, the Company shall deliver a written notice, approved by Purchaser, to each holder of Company Options that were granted under the Company’s 2010 Equity Incentive Plan informing such holder that (i) contingent on the Effective Time, the vesting and exercisability of all Company Options held by such holder shall be accelerated in full as of the date hereof and (ii) the treatment of such Company Options under this Agreement.

(e)           At or prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 6.1 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.1.

6.2           Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period (or similar period during which Company Common Stock may be purchased) under the Employee Stock Purchase Plan to be terminated as of the Effective Time, and (ii) cause each participant’s Company Common Stock purchase rights under the Employee Stock Purchase Plan (the “Company ESPP Rights”) to be exercised as of the Effective Time. The funds credited as of the Effective Time under the Employee Stock Purchase Plan within the associated accumulated payroll withholding account for each participant under the Employee Stock Purchase Plan shall be used to purchase shares of Company Common Stock in accordance with the terms of the Employee Stock Purchase Plan, and each share of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Per Share Merger Price pursuant to Section 5.1(c), subject to withholding of applicable income and employment Taxes. The Company shall cause the Employee Stock Purchase Plan to terminate as of the Effective Time, and no further Company ESPP Rights shall be granted or exercised under the Employee Stock Purchase Plan after the Effective Time.

6.3           Company Warrants. From and after the Effective Time, Parent shall comply, and shall cause the Surviving Corporation to comply, (A) with Section 2(d) and other applicable provisions of each of the Series A Warrants and Series B Warrants and (B) with Section 3(b) and other applicable provisions of the Roth Warrants.

6.4           Company Change of Control Plan. To the extent that the sum of the amounts set forth in Sections 2.2(b)(ii) and 2.2(b)(iii) plus any Milestone Amounts (as defined in the CVR Agreement) paid pursuant to the CVR Agreement exceed $69,000,000 (the “Change of Control Trigger Amount”), Parent and the Surviving Corporation shall pay in cash (by offset of Milestone Amounts in excess of the Change of Control Trigger Amount, but without duplication of any offset under the CVR Agreement for payment under the Company Change of Control Plan) to each Eligible Employee (as defined in the Company Change of Control Plan) through one or more special supplemental payrolls the amount that such Eligible Employee is entitled to receive under the Company Change of Control Plan as a result of the Merger (each, a “Change of Control Payment”), subject to withholding of applicable income and employment Taxes.

6.5           Withholding. The Surviving Corporation and, if applicable, the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company ESPP Right or to any Company employee entitled to receive a Change of Control Payment such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any applicable provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or, if applicable, the Paying Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Options or Company ESPP Right or to the Company employee entitled to receive a Change of Control Payment in respect of whom such deduction and withholding was made by the Surviving Corporation or the Paying Agent, as the case may be. Notwithstanding the foregoing, except as required by applicable Tax Law, no withholding under Sections 1445 and 897 of the Code shall be made on any amounts payable pursuant to this Agreement provided that the Company delivers to Purchaser at, or prior to, the Closing, a certification (dated not more than 30 days prior to the Closing) and notice to the IRS in the form prescribed by Treasury Regulation Section 1.897-2(h). Purchaser shall be authorized to, and shall, deliver such notice together with a copy of such certification to the IRS on behalf of the Company after the Closing.

6.6           Actions with Respect to the Investment Agreements and the Registration Rights Agreement. The Company shall take all actions necessary to cause the Investment Agreements and the Registration Rights Agreement to terminate as of the Effective Time and shall provide evidence thereof.

6.7           Employee Matters.

(a)           During the one (1)-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to Continuing Employees compensation and benefits that are the same as similarly situated employees of Parent or its Subsidiaries prior to the Effective Time, but in no event in the aggregate less favorable than the compensation and benefits being provided to Continuing Employees immediately prior to the Effective Time under the Company Plans. During the one (1)-year period commencing at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to Continuing Employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees under a Company Plan as of the Effective Time, and severance benefits to Continuing Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Continuing Employees and used to determine severance benefits.

(b)           Each Continuing Employee shall be given credit for all service with the Company and its respective predecessors under any employee benefit plan of any Affiliate of Purchaser in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by any Affiliate of Purchaser in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under the comparable Company Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.7(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan or (iii) service credit under a newly established plan for which prior service is not taken into account.

(c)           In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, the Surviving Corporation shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d)           Notwithstanding anything in this Section 6.7 to the contrary but consistent with this Section 6.7, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of the Surviving Corporation or any of its Affiliates, or shall limit the right of the Surviving Corporation or any of its Affiliates to amend, terminate or otherwise modify any employee benefit plan of the Surviving Corporation or any of its Affiliates following the Effective Time. Except as otherwise required under applicable Laws, Continuing Employees shall be considered to be employed by the Surviving Corporation or its Affiliates “at will” and nothing shall be construed to limit the ability of the Surviving Corporation or its Affiliates to terminate the employment of any such Continuing Employee at any time.

(e)           The parties hereto acknowledge and agree that all provisions contained in this Section 6.7 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof or (ii) to continued employment with the Surviving Corporation or any of its Affiliates.

6.8           Indemnification of Directors and Officers.

(a)           Parent and Purchaser agree that all rights of indemnification, exculpation and limitation of liabilities existing in favor of the current or former directors, officers and employees of the Company (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation and the Company Bylaws or under any indemnification, employment or other similar agreements between any Indemnified Party and the Company, in each case as in effect at the Effective Time with respect to matters occurring prior to the Effective Time, shall survive the Merger and continue in full force and effect in accordance with their respective terms. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations. For a period of six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in the Company Certificate of Incorporation and the Company Bylaws.

(b)           For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Laws, indemnify and hold harmless (and advance funds in respect of each of the foregoing), each present and former director or officer of the Company and each such Person who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors or in serving at the request of the Company, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

(c)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent or the Surviving Corporation dissolves, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.8.

(d)           Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay (by wire transfer in immediately available funds) the premium (and any other associated costs) for a non-cancellable extension (or “tail”) of the directors’ and officers’ liability insurance coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (such period, the “Tail Period”) with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies and covering each Person currently covered by the Company’s existing policies. Parent shall and shall cause the Surviving Corporation to maintain such “tail” policies in full force and effect through such six (6) year period. If Parent, the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, then from the Effective Time through the end of the Tail Period, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the Company’s current D&O Insurance covering each Person covered by the Company’s D&O Insurance as of immediately prior to the Effective Time for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in the applicable capacity on terms with respect to such coverage and amounts no less favorable than those of such D&O Insurance policies in effect on the date of this Agreement; provided that in no event shall the costs of such D&O Insurance policies exceed in any one (1) year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose, it being understood that Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further, that the Surviving Corporation may substitute therefor D&O Insurance policies of any nationally recognized reputable insurance company with a same or better credit rating than the Company’s current insurance carrier with respect to D&O Insurance.

(e)           The provisions of this Section 6.8 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. From and after the Effective Time, the provisions of this Section 6.8 may not be amended in any manner adverse to any Indemnified Party without his or her consent.

6.9           Conduct of Business. From the date hereof until the Effective Time, other than pursuant to Section 5.1, Parent shall not take any action with respect to the management and operations of the Company as a result of its ownership of Company Common Stock, including any action as a stockholder of the Company, any action to designate or replace any members of the board of directors of the Company or any action to change or replace any executive officer or other employee of the Company.

6.10         Termination of Executive Employment. Effective upon the Closing, the Company will terminate the employment of Steven R. Deitcher, M.D. and Craig W. Carlson. Such termination will be without “cause” as such term is defined in the respective employment agreements between the Company and each of Dr. Deitcher and Mr. Carlson. Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner all obligations of the Company under its employment agreements with each of Dr. Deitcher and Mr. Carlson.

6.11         Termination of 401(k) Plan. The Company’s board of directors shall adopt resolutions terminating, effective as of one day prior to the Closing, any Company plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement.

ARTICLE 7
RESTRICTIONS ON TRANSFERABILITY;
COMPLIANCE WITH SECURITIES ACT

7.1           Securities Act Restrictions. The Shares shall not be transferable in the absence of a registration under the Securities Act or an exemption therefrom. Each certificate representing Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of the certificates for such shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

7.2           Transfer of Securities.

(a)           Except as otherwise provided in this Agreement, Purchaser hereby covenants with the Company not to make any sale of Shares except:

(i)            in accordance with an effective registration statement, in which case Purchaser shall have delivered a current prospectus in connection with such sale; provided, however, that if Rule 172 is then in effect and applicable, Purchaser shall have confirmed that a current prospectus was deemed to be delivered in connection with such sale; or

(ii)            in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

(b)           Except as otherwise provided in this Agreement, Purchaser further acknowledges and agrees that, if Purchaser is selling any of the Shares using the prospectus forming a part of an effective registration statement, such Shares are not transferable on the books of the Company unless the certificate evidencing such Shares is submitted to the Company’s transfer agent and a separate certificate executed by an officer of, or other individual duly authorized by, Purchaser is submitted to the Company’s transfer agent.

ARTICLE 8
MISCELLANEOUS

8.1           Non-Survival of Representations, Warranties and Covenants. None of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article 8, the agreements of Parent, Purchaser and the Company in Article 5 and Article 6, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time.

8.2           Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.3           Entire Agreement, Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof, and may be amended or waived only with the written consent of the parties hereto.

8.4           Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its successors or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its successors or assigns institutes any action or proceeding to specifically enforce the provisions of this Agreement, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor or assign has an adequate remedy at law, and such party shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

8.5           Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, in each case to the following addresses, facsimile numbers or email addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other party in accordance with this section):

if to Purchaser, to:

Spectrum Pharmaceuticals, Inc.

11500 South Eastern Ave., Suite 240

Henderson, NV 89052

Attention: Rajesh C. Shrotriya, M.D.

Facsimile: (702) 260-7405

Email:       raj.shrotriya@sppirx.com

 legal@sppirx.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention:   Shivbir S. Grewal

      Marc G. Alcser
Facsimile: (949) 725-4100
Email:     sgrewal@sycr.com

malcser@sycr.com

if to the Company:

Talon Therapeutics, Inc.
400 Oyster Point Blvd, Suite 200
South San Francisco, CA 94080
Attention: Chief Executive Officer
Facsimile: (650) 588-2787
Email: SDeitcher@Talontx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Peter F. Kerman

      Joshua M. Dubofsky

Facsimile: (650) 463-2600

E-mail:     peter.kerman@lw.com

 josh.dubofsky@lw.com

All notices and other communications shall be effective upon the earlier of actual receipt thereof by the individual to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, on the same day as personally delivered or telecopied or on the next business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, if delivered or telecopied on a day that is not a business day, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the next business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

8.6           Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.7           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.8          Consent to Jurisdiction; Venue. In any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, each of the parties hereby: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the action or proceeding, the Superior Court of the State of Delaware, or if jurisdiction is vested exclusively in the federal courts, the United States District Court for the District of Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction or venue by motion or other request for leave from any court and waives the defense of an inconvenient forum to the maintenance of any such action or proceeding; and (c) agrees that all claims in respect of such action, proceeding or counterclaim may be heard and determined exclusively in Court of Chancery of the State of Delaware .The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose, except as provided in this paragraph and shall not be deemed to confer rights on any individual or entity other than the parties hereto. Each of the parties hereto agrees that a final judgment in any such action, proceeding or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.9           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10         Publicity. Except for such disclosure as may be required by SEC rules and regulations, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement (which consent shall not be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, the Company shall be permitted to issue a press release on the date hereof announcing the execution of this Agreement in the form attached hereto as Exhibit B.

8.11         Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.12         No Third-Party Beneficiaries. Except as provided in Section 6.8(e), and except for (i) the rights of holders of Company Stock under Article 5, (ii) the rights of Eligible Employees to receive payment in accordance with Section 6.4, (iii) the rights of financial and legal advisors of the Company to receive payment in accordance with Section 2.2(b)(iv) and Schedule 2.2(b), and (iv) the rights of Steven R. Deitcher, M.D. and Craig W. Carlson under Section 6.10, each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties further agree that the rights of third-party beneficiaries under Section 6.8(e) and this Section 8.12 shall not arise unless and until the Effective Time occurs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

COMPANY:

TALON THERAPEUTICS, INC.

By:		/s/ Steven R. Deitcher, M.D.
	Name:	Steven R. Deitcher, M.D.
	Title:	Chief Executive Officer

PURCHASER:

EAGLE ACQUISITION MERGER SUB, INC.

By:		/s/ J. Kenneth Keller
	Name:	J. Kenneth Keller
	Title:	President

PARENT:

SPECTRUM PHARMACEUTICALS, INC.

By:		/s/ Kurt A. Gustafson
	Name:	Kurt A. Gustafson
	Title:	Executive Vice President & Chief
Financial Officer